NEW JERSEY RESOURCES CORPORATION

2017 Stock Award and Incentive Plan

Director Restricted Stock Units Agreement

This Director Restricted Stock Units Agreement (the "Agreement"), which includes the attached “Terms and Conditions of Director Restricted Stock Units” (the “Terms and Conditions”), confirms the grant on January 22, 2020 (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the "Company"), to __________________ ("Director"), under Section 6(e) of the 2017 Stock Award and Incentive Plan (the "Plan"), of Restricted Stock Units, including rights to Dividend Equivalents as specified herein, as follows:

Number of Restricted Stock Units granted: _________

How Restricted Stock Units Vest: The Restricted Stock Units granted pursuant to this Agreement and set forth above, and any Restricted Stock Units credited as the result of Dividend Equivalents, if not previously forfeited, will vest as to one hundred percent (100%) of such Restricted Stock Units provided Director continues to serve on the Board of Directors of the Company from the Grant Date until the earlier of (i) the one-year anniversary of the Grant Date and (ii) the next Annual Shareowner Meeting of the Company held in calendar year 2021 (the earlier of either such dates being the “Stated Vesting Date”). In addition, if not previously vested or forfeited, the Restricted Stock Units will become vested upon Director’s Termination of Service, prior to the Stated Vesting Date, to the extent provided in Section 3 of the attached Terms and Conditions. The terms "vest" and "vesting" mean that the Restricted Stock Units have become earned and payable. If Director has a Termination of Service prior to the Stated Vesting Date, and the Restricted Stock Units are not otherwise deemed vested by or as of that date as set forth above, such unvested Restricted Stock Units will be immediately forfeited. Forfeited Restricted Stock Units cease to be outstanding and in no event will thereafter result in any delivery of shares of Stock to Director.

Settlement: The Restricted Stock Units, to the extent vested, including Restricted Stock Units credited as the result of Dividend Equivalents, to the extent vested, will be settled by delivery of one share of Stock for each Restricted Stock Unit to be settled, as soon as administratively practicable (and no later than sixty (60) days) after the Stated Vesting Date (but in no event later than March 15, 2021), if Director continues to serve on the Board of Directors of the Company from the Grant Date until the Stated Vesting Date. In addition, if not previously vested or forfeited, the Restricted Stock Units, to the extent vested, including Restricted Stock Units credited as the result of Dividend Equivalents, to the extent vested, will be settled upon Director’s Termination of Service, prior to the Stated Vesting Date, to the extent provided in Section 3 of the attached Terms and Conditions. Notwithstanding the foregoing, the Committee may determine to permit the Director to elect to defer (or re-defer) settlement if such election would be permissible under Section 11(k) of the Plan and Code Section 409A. In addition to any applicable requirements under Code Section 409A, any such deferral election shall be made only while Director remains in service on the Board of Directors of the Company and at a time permitted under Code Section 409A. The form under which an election is made shall set forth the time and form of payment of such amount deferred. Any elective deferral will be subject to such additional terms and conditions as the Corporate Secretary, or the officer designated by the Company as responsible for administration of the Agreement, may reasonably impose.

The Restricted Stock Units are subject to the terms and conditions of the Plan and this Agreement, including the attached Terms and Conditions of Director Restricted Stock Units deemed a part hereof. The number of Restricted Stock Units and the kind of shares deliverable in settlement and other terms and conditions of the Restricted Stock Units are subject to adjustment in accordance with Section 4(b) of the attached Terms and Conditions of Director Restricted Stock Units and Section 11(c) of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Director acknowledges and agrees that (i) the Restricted Stock Units are nontransferable, except as provided in Section 2 of the attached Terms and Conditions of Director Restricted Stock Units and Section 11(b) of the Plan, (ii) the Restricted Stock Units are subject to forfeiture in the event of Director's Termination of Service in certain circumstances prior to vesting, as specified in Section 3 of the attached Terms and Conditions of Director Restricted Stock Units, and (iii) sales of the shares of Stock following vesting and settlement of the Restricted Stock Units will be subject to the Company's policy regulating trading by directors and others.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized, and Director has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

DIRECTOR	NEW JERSEY RESOURCES CORPORATION

By:
[Director Name]		[Name]
[Title]

TERMS AND CONDITIONS OF DIRECTOR RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Restricted Stock Units granted to Director by NEW JERSEY RESOURCES CORPORATION (the "Company"), and Restricted Stock Units resulting from Dividend Equivalents (as defined below), if any, as specified in the Director Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Restricted Stock Units, including the number granted, vesting date(s) and settlement times, are set forth on the preceding pages, which is an integral part of this Agreement.

1. General.

(a) The Restricted Stock Units are granted to Director under the Company's 2017 Stock Award and Incentive Plan (the "Plan"), a copy of which has been previously delivered to Director and/or is available upon request to the Corporate Secretary. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of Restricted Stock Units, Director agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations relating to the Plan and grants thereunder of the Leadership Development and Compensation Committee of the Company's Board of Directors (the "Committee") made from time to time.

(b) Account for Director. The Company shall maintain a bookkeeping account for Director (the “Account”) reflecting the number of Restricted Stock Units then credited to Director hereunder as the result of such grant of Restricted Stock Units and any crediting of additional Restricted Stock Units to Director pursuant to dividends paid on shares of Stock under Section 4 hereof (“Dividend Equivalents”).

2. Nontransferability. Until such time as the Restricted Stock Units are settled by delivery of Stock in accordance with this Agreement, or otherwise forfeited, Director may not transfer Restricted Stock Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan. This restriction on transfer precludes any sale, assignment, pledge, or other encumbrance or disposition of the Restricted Stock Units (except for forfeitures to the Company).

3. Termination of Service. The following provisions will govern the vesting or forfeiture, and the settlement, of the Restricted Stock Units that are outstanding at the time of Director's Termination of Service prior to the Stated Vesting Date unless otherwise determined by the Committee:

(a) Termination of Service Other Than for Cause. In the event of Director's Termination of Service, prior to the Stated Vesting Date, other than due to Cause, the Restricted Stock Units, including Restricted Stock Units credited as the result of Dividend Equivalents, will be vested with respect to no less than a Pro Rata Portion of such Restricted Stock Units, to the extent not vested or forfeited previously, and such Pro Rata Portion of such Restricted Stock Units, to the extent vested, including such Pro Rata Portion of such Restricted Stock Units credited as the result of Dividend Equivalents, to the extent vested, shall be settled by delivery of one share of Stock for each Restricted Stock Unit to be settled, as soon as administratively practicable (and no later than sixty (60) days) after Director's Termination of Service (but in no event later than March 15, 2021). Restricted Stock Units, including Restricted Stock Units credited as the result of Dividend Equivalents, that are not vested by or as of the date of Director's Termination of Service other than due to Cause will be immediately forfeited.

(b) Termination of Service for Cause. In the event of Director's Termination of Service, prior to the Stated Vesting Date, due to Cause, all Restricted Stock Units, including Restricted Stock Units credited as the result of Dividend Equivalents, shall be immediately forfeited.

(d) Certain Definitions. The following definitions apply for purposes of this Agreement:

(i) “Cause” means (i) Director’s conviction of a felony or the entering by Director of a plea of nolo contendere to a felony charge, (ii) Director’s gross neglect, willful malfeasance or willful gross misconduct in connection with his or her service on the Board of Directors of the Company, which has had a significant adverse effect on the business of the Company and its subsidiaries, unless Director reasonably believed in good faith that such act or non-act was in or not opposed to the best interest of the Company and its subsidiaries, (iii) Director’s breach of any fiduciary duty owed to the Company or (iv) Director’s involuntary removal from the Board of Directors of the Company.

(ii) “Pro Rata Portion" means, for the applicable Restricted Stock Units, a fraction the numerator of which is the number of days that have elapsed from the Grant Date to the date of Director's Termination of Service and the denominator of which is the number of days from the Grant Date to the Stated Vesting Date.

(iii) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

(iv) "Termination of Service" and “Termination” means the earliest time at which Director is no longer serving as a member of the Board of Directors of the Company.

4. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. Dividend Equivalents will be credited on Restricted Stock Units (other than Restricted Stock Units that, at the relevant record date, previously have been settled or forfeited) and deemed converted into additional Restricted Stock Units. Dividend Equivalents will be credited as follows, except that the Company may vary the manner of crediting (for example, by crediting cash Dividend Equivalents rather than additional Restricted Stock Units) for administrative convenience:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of cash, then additional Restricted Stock Units shall be credited to Director’s Account as of the payment date of such cash dividend or distribution (or settled as of the payment date of such cash dividend or distribution if the Restricted Stock Units are to be settled before the payment date) equal to the number of Restricted Stock Units credited to the Account as of the record date of such dividend or distribution multiplied by the amount of cash paid per share of Stock in such dividend or distribution, divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii) Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of property other than shares of Stock, then a number of additional Restricted Stock Units shall be credited to Director’s Account as of the payment date for such dividend or distribution (or settled as of the payment date for such dividend or distribution if the Restricted Stock Units are to be settled before the payment date) equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(iii) Share Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of Stock in the form of additional shares of Stock, or there occurs a forward split of shares of Stock, then a number of additional Restricted Stock Units shall be credited to Director’s Account as of the payment date for such dividend or distribution or forward split (or settled as of the payment date for such dividend or distribution or forward split if the Restricted Stock Units are to be settled before the payment date) equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b) Adjustments. The number of Restricted Stock Units credited to Director’s Account shall be appropriately adjusted in order to prevent dilution or enlargement of Director’s rights with respect to Restricted Stock Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Restricted Stock Units credited to Director in connection with such event under Section 4(a) hereof. In furtherance of the foregoing, in the event of an equity restructuring, as defined in ASC Topic 718, which affects the shares of Stock, Director shall have a legal right to an adjustment to Director’s Restricted Stock Units which shall preserve without enlarging the value of the Restricted Stock Units, with the manner of such adjustment to be determined by the Committee in its discretion. All adjustments will be made in a manner as to maintain the Restricted Stock Units' exemption from Code Section 409A or, to the extent Code Section 409A applies, to comply with Code Section 409A. Any adjustments shall be subject to the requirements and restrictions set forth in Section 11(c) of the Plan.

(c) Risk of Forfeiture and Settlement of Restricted Stock Units Resulting from Dividend Equivalents and Adjustments. Restricted Stock Units which directly or indirectly result from Dividend Equivalents on or adjustments to Restricted Stock Units granted hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Restricted Stock Units with respect to which the Dividend Equivalents or adjustments related and will be settled at the same time as such related Restricted Stock Units (unless the Restricted Stock Units are to be settled prior to the payment date of the Dividend Equivalents or the date of the adjustments, in which case the Dividend Equivalents or adjustments will be settled at the payment date of the dividend or the date of the adjustments (and in no event later than sixty (60) days after the Restricted Stock Units otherwise are to be settled or, if earlier, March 15, 2021)).

5. Other Terms of Restricted Stock Units.

(a) Voting and Other Shareholder Rights. Director shall not be entitled to vote Restricted Stock Units on any matter submitted to a vote of holders of Common Stock, and shall not have any other rights of a shareholder of the Company, unless and until the Restricted Stock Units are settled as described in the Agreement.

(b) Consideration for Grant of Restricted Stock Units. Director shall not be required to pay cash consideration for the grant of the Restricted Stock Units and Dividend Equivalents, but Director's performance of services to the Company prior to the settlement of the Restricted Stock Units shall be deemed to be consideration for this grant of Restricted Stock Units and Dividend Equivalents.

(c) Insider Trading Policy Applicable. Director acknowledges that sales of shares of Stock resulting from Restricted Stock Units that have been settled will be subject to the Company's policies governing the purchase and sale of Company securities.

(d) Certificates Evidencing Restricted Stock Units. On the date any Restricted Stock Units subject to this Agreement are to be settled (the “Payment Date”), such Restricted Stock Units shall be settled by the Company delivering to the Director, a number of shares of Stock equal to the number of shares of Restricted Stock Units that are to be settled upon that Payment Date. The Company shall issue the shares either (i) in certificate form or (ii) in book entry form, in either case registered in the name of the Director. Delivery of any certificates will be made to the Director’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing. The Company shall pay fractional Restricted Stock Units in cash. Neither the Director nor any of the Director’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units and Dividend Equivalents that are so paid.

6. Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock Units, including Restricted Stock Units credited as the result of Dividend Equivalents, and supersedes any prior agreements (either verbal or written) or documents with respect to such Restricted Stock Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Director with respect to the Restricted Stock Units shall be valid unless expressed in a written instrument executed by Director.

(b) No Promise of Employment. The Restricted Stock Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Director has a right to continue as a Director of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(d) Fractional Restricted Stock Units and Shares. The number of Restricted Stock Units credited to Director’s Account shall include fractional Restricted Stock Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional Share by the Company), upon settlement of the Restricted Stock Units, the Committee, in its sole discretion, may either (i) round the fractional Share to be delivered up to a whole Share or (ii) provide that Director shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such Restricted Stock Units.

(e) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Corporate Secretary, and any notice to Director shall be addressed to Director at Director’s address as then appearing in the records of the Company.

(f) Compliance with Code Section 409A. The Restricted Stock Units described herein will not constitute a "deferral of compensation" under Section 409A of the Code (“Code Section 409A”) as presently in effect (i.e., the Restricted Stock Units are excluded or exempted under Code Section 409A or a regulation or other official governmental guidance thereunder). However, an elective deferral would cause the Restricted Stock Units to be a deferral of compensation subject to Code Section 409A after the deferral.